Pacific Coast National Bancorp Receives Preliminary
Treasury Approval To Receive $4.1 Million Investment

SAN CLEMENTE, Calif., December 16, 2008 -- Pacific Coast National Bancorp (OTCBB:PCST), parent corporation of Pacific Coast National Bank, a specialist in family-owned and small businesses, has received preliminary approval to sell  $4,120,000 of preferred stock under the United States Treasury Department’s Capital Purchase Program. In connection with this transaction, the company is seeking shareholder approval to amend its articles of incorporation to authorize the issuance of preferred stock.  The company has mailed a proxy statement to its shareholders and intends to conduct a special shareholder meeting and vote on this proposal on January 15, 2009 at 9:00 a.m. in its San Clemente headquarters.

The Treasury's investment in Pacific Coast National Bancorp is part of the program established to provide additional capital and liquidity for financial institutions. The preferred shares sold to the Treasury would pay a cash dividend of 5% annually for the first five years after issuance and 9% annually after the fifth year, if they are not redeemed. The company plans to sell 4,120 shares to the Treasury at $1,000 per share. The company intends to participate in the Capital Purchase Program under the terms for private companies, as allowed for companies whose stock does not trade on a national exchange.  This means that instead of issuing the Treasury a warrant to purchase shares of the company’s common stock, which would be dilutive to existing shareholders, the company will issue the Treasury a warrant, expected to be immediately exercised by the Treasury, to purchase for nominal consideration a small number of additional shares of preferred stock (206 shares) that would pay a cash dividend of 9% from the date of issuance.  Together with the 4,120 preferred shares sold to Treasury, the company would pay a combined effective cash dividend on all preferred shares issued to Treasury of approximately 5.4% for the first five years.

“The primary purpose of this program is to better enable institutions like Pacific Coast National Bank to make credit available to local borrowers, provide the liquidity to promote economic health and generate growth in their served markets,” said Michael S. Hahn, president and CEO.  “We have been actively growing our base of loans and deposits, and with this investment we now have additional ability to put even more capital to work and directly benefit the communities we serve while maintaining our status as a well capitalized bank. The Treasury is making this capital available at an attractive cost and with reasonable terms at a time when it is more difficult to obtain capital from traditional sources.”

Hahn said the company is working quickly to complete the process and, with full support of its board of directors, is urging our shareholders to promptly vote their shares once they receive the special meeting proxy materials.

“Going forward, there continue to be numerous business lending opportunities in our communities.” noted Hahn. “We are a market leader in SBA lending and a preferred SBA lender. This is an excellent opportunity for us to continue to expand our business lending.  We believe that putting the additional capital to work will benefit our customers, and help us build our franchise value for shareholders.”

About the Company
Pacific Coast National Bancorp was established in July 2003 and operates as a bank holding company for the Bank. Pacific Coast National Bank, established 2005, operates two full-service banking offices in San Clemente and Encinitas, California. The Bank is certified as a preferred lender under the Small Business Administration’s PLP program. As Advisors & Bankers to Family-Owned Businesses the Bank specializes in helping business owners grow their businesses and personal net worth. Clients always have full access to senior management, the Bank’s full-service branches, online cash  management, remote deposit capture, and much more. For further information, visit the Bank’s website at www.pacificcoastnationalbank.com.

Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including the timing of the completion of the Treasury’s investment in us pursuant to the Capital Purchase Program, provided we receive the requisite shareholder approval of the amendment to our articles of incorporation, and our ability to successfully deploy the proceeds received, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area competition, capital market conditions and other factors described from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.